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                                                                    EXHIBIT 10.2



                               ESCROW AGREEMENT


     This Escrow Agreement ("Agreement") is made as of the 2nd day of December, 1996, by and between Richard G. Bender, Sr., Alice L. Fields Bender, Richard G. Bender, Jr., Karen L. Bender, Teresa A. Bender Miller, Lynetta K. Bender Mowery, Stephen R. Bender, Jeffrey L. Bender, Douglas R. Bender, (collectively the "Stockholders"), R & A Bender Property, Ltd. ("Partnership"), Eastern Environmental Services, Inc. ("Purchaser"), Robert M. Kramer & Associates, P.C. ("RMK") and McNees, Wallace & Nurick ("MWN").


                                   RECITALS

     The Stockholders, Partnership and Purchaser are parties to an Agreement for the Sale and Purchase of Stock and Real Estate dated even date with this Escrow Agreement ("Purchase Agreement"). The parties, wishing to facilitate Closing under the Purchase Agreement, have entered into this Agreement.

     NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

     1.  Definitions.  For purposes of this Agreement, all capitalized terms
         -----------
which are not defined in this Agreement shall have the meanings given such terms in the Purchase Agreement. Any capitalized term given a definition in this Agreement shall have the meaning given such term in this Agreement.

     2.  Calculation of Purchase Price.  The first sentence of Section 1.7(c) of
         -----------------------------
the Purchase Agreement provides that the Purchase Price will be calculated, as provided in Section 1.7(b), on the close of business on Saturday immediately preceding Closing. The parties hereto agree that, notwithstanding the first sentence of Section 1.7(c), the calculation of the Purchase Price under Section 1.7(b) of the Agreement shall be made initially as of the close of business on the Saturday immediately preceding the execution of this Escrow Agreement ("Purchase Price Calculation Date"). The parties hereto further agree that the date of Closing and the Closing as used throughout the Purchase Agreement shall mean in all respects the date that (i) Purchaser pays the cash Purchase Price less the Escrow Funds to Sellers and (ii) the Escrow Agents, as hereinafter defined, disburse the Escrow Funds to the Sellers and the Closing Documents, as hereinafter defined, to the parties, in accordance with the terms of this Agreement, upon the satisfaction of the Closing Conditions, as hereinafter defined. As of the date of this Escrow Agreement, all closing conditions to the Purchase Agreement, other than as identified in Paragraph 5, have been satisfied. The parties further agree that the market value of the Consideration Stock, as defined in the Purchase Agreement, shall be determined by using the closing price of Purchaser's Common Stock on the NASDAQ National Market on the day this Agreement is executed ("Per Share Price"), notwithstanding the provisions of Section 1.7(a)(ii) of the Purchase Agreement regarding valuation of the Consideration Stock. The parties also agree that the exercise price of the Warrants, as defined in the Purchase Agreement, shall be the Per Share Price. The parties acknowledge that as of the date hereof R & A Bender, Inc. ("Company") has among its liabilities certain accounts payables its owes its Stockholders in the approximate amount of Seven Hundred and Fifty Thousand ($750,000) Dollars and an unfunded pension and profit plan liability of approximately Three Hundred Thirty Thousand ($330,000) Dollars. The actual accounts payables to the Stockholders and the unfunded pension and profit plan liabilities of the Company on the Closing Date shall be funded to the Company by the Purchaser and paid by the Company on the Closing Date and such amounts owed prior to payment are liabilities of the Company and shall reduce the Purchase Price, as set forth in Section 1.7(b)(i) of the Purchase Agreement.

     3. Escrow of Purchase Price.  Simultaneously with the execution of this
        ------------------------
Agreement, RMK and MWN ("Escrow Agents") have opened an interest-bearing bank account at CoreStates Bank entitled "Escrow Account Regarding the Bender Transaction" ("Escrow Account"). Interest on the Escrow Account shall be reported to the Purchaser's taxpayer I.D. number and Escrow Agents shall remit all interest earned in the Escrow Account to Purchaser promptly within five days of the Escrow Agents receiving the bank statement for the Escrow Account. Simultaneously upon the execution of this Agreement, the Purchaser shall fund to the Escrow Account by wire transfer an amount equal to Two Million Two Hundred Thousand ($2,200,000) Dollars ("Escrow Funds"). On and after the date of this Agreement's execution, Purchaser and Sellers shall cooperate with each other in calculating the amount of the Purchase Price due under Section 1.7(a) of the Purchase Agreement as adjusted under Section 1.7(b) of the Purchase Agreement. Upon the date that the Closing Conditions are satisfied, as defined in Paragraph 5 below, the Purchaser shall pay the cash portion of the Purchase Price to the Collective Account, as defined in the Purchase Agreement, less the Escrow Funds. The Escrow Funds shall be distributed by the Escrow Agents as set forth in Paragraph 5 below.

     4.  Closing Documents.  Within five days of the execution of this
         -----------------
Agreement, the Purchaser shall deliver to RMK, to be held in escrow, the executed Warrants and the Consideration Stock described in Paragraph 2 of this Agreement and in Section 1.7(a) of the Purchase Agreement. Additionally, Purchaser shall deliver to RMK the originally executed documents described in
Section 1.8(b), (d) and (e) of the Purchase Agreement. Simultaneously with the execution of this Agreement the Sellers shall deliver to MWN to be held in escrow the documents described and set forth in Section 1.9(a), (b), (c), (d),
(e), (f), (i) (k) and (l) of the Purchase Agreement. For purposes of this Agreement, the documents delivered to RMK and MWN in accordance with the previous two sentences are hereinafter referred to as the "Closing Documents."

     5.  Conditions of Escrow.  The parties hereto acknowledge that as of the
         --------------------
date of this Agreement, the only remaining conditions to Closing under the Purchase Agreement to be satisfied are the deliveries to be made by Purchaser as set forth in Section 1.8(f) of the Purchase Agreement and the condition set forth in Section 7.6 of the Purchase Agreement ("Closing Conditions"). The parties hereto agree that they shall diligently cooperate with each other to satisfy and obtain the items to be provided under Section 1.8(f) of the Purchase Agreement and the Pennsylvania Department of Environmental Protection's ("DEP") approval of the change of control of R & A Bender, Inc. ("Corporation") as set forth in Section 7.6 of the Purchase Agreement (which approval does not have to be in writing). Upon the date that the Closing Conditions are satisfied, the Escrow Agents shall tender to the Purchaser and Sellers, as applicable, the Closing Documents in their possession which are to be delivered to Purchaser or Seller, as applicable, in accordance with Section 1.8 and 1.9 of the Purchase Agreement and the Escrow Agents shall remit to the Collective Account, as defined
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in the Purchase Agreement, $2,100,000 out of the Escrow Account; $100,000 shall remain in the Escrow Account under the provisions of Section 1.7(c) of the Purchase Agreement, until final reconciliation of the Purchase Price is computed, in accordance with Section 1.7(c) of the Purchase Agreement and this Agreement. If, for any reason, the Closing Conditions are not satisfied on or before thirty (30) days from the date of this Agreement, RMK shall return the Closing Documents in RMK's possession to the Purchaser, MWN shall return the Closing Documents in MWN's possession to the Seller, and the Escrow Agents shall remit the balance of the Escrow Account to the Purchaser, less the Termination Fee, as defined in the next sentence, if the Termination Fee is due in accordance with the provisions of the next sentence. If the DEP objects to Purchaser controlling the Corporation due to and only due to the compliance history of the Purchaser with the DEP or any other state or federal governmental agency, then Escrow Agents shall pay out of the Escrow Account to Sellers the sum of $150,000 ("Termination Fee").

     6.  Reconciliation of Purchase Price.  In accordance with Section 1.7(c) of
         --------------------------------
the Purchase Agreement, $100,000 is to remain in the Escrow Account until Purchaser and Sellers agree concerning the final reconciliation of the Purchase Price. On or before 60 days after the date of Closing, Purchaser shall send to Sellers, Purchaser's computation of the adjustments to be made to the Purchase Price in accordance with Section 1.7(b) and 1.7(c) of the Purchase Agreement ("Reconciliation Statement"). The Reconciliation Statement shall contain sufficient backup documentation so that Seller may understand Purchaser's calculations set forth in the Reconciliation Statement. A copy of the Reconciliation Statement will be provided to the Escrow Agents and the Reconciliation Statement shall clearly set forth what, if any, amount of money is due to Purchaser from the Escrow Account. If the Sellers object to the Reconciliation Statement, the Sellers shall send to the Purchaser and the Escrow Agents their written objection within 15 days of their receipt of the Reconciliation Statement ("Objection Statement"). The Objection Statement shall detail specifically the items or items in the Reconciliation Statement with
which Sellers do not agree.   If Sellers do not object to the Reconciliation
Statement in writing within 15 days of receiving it, Escrow Agents shall disburse from the Escrow Account the amount due to Purchaser, as set forth in the Reconciliation Statement and the balance of the Escrow Account, less Twenty Five Thousand ($25,000) Dollars, to be held by Escrow Agents under Section 7 below, shall be disbursed to the Collective Account. If the balance of the Escrow Account after disbursement to the Purchaser is less than Twenty Five Thousand ($25,000), the balance of the Escrow Account and not Twenty Five ($25,000) Dollars shall be held by Escrow Agents under Section 7 below. If Seller disputes the amount claimed by Purchaser in the Reconciliation Statement, Purchaser and Seller shall attempt in good faith attempt to resolve their dispute in accordance with Section 9 below.

     7.  Reconciliation of Bad Accounts Reserve.  In accordance with Section
         --------------------------------------
1.7(c) of the Purchase Agreement, $25,000 is to remain in the Escrow Account, until it is determined whether Purchaser owes a payment to Sellers or if Sellers owe a payment to Purchaser, due to the amount not collected on Company accounts receivable in existence on the Closing Date ("Accounts Receivable") being in excess of or less than the Bad Accounts Reserve, as defined in Section 1.7(b)(ii) of the Purchase Agreement ("Accounts Receivable Adjustment"). On or before 195 days after the date of Closing, Purchaser shall send to Sellers, Purchaser's computation of the amount


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collected on the Accounts Receivable ("Receivables Statement"). The Receivables
Statement shall state whether the amount of uncollected Accounts Receivable as of 180 days after the Closing Date, exceeded or was less than the Bad Accounts Reserve and shall contain sufficient backup documentation so that Sellers may understand Purchaser's calculations set forth in the Receivables Statement. A copy of the Receivables Statement will be provided to the Escrow Agents and the Receivables Statement shall clearly set forth what, if any, amount of money is due to Purchaser or due to Sellers in accordance with the Accounts Receivable adjustment payment contained in Section 1.7(c) of the Purchase Agreement. If the Sellers object to the Receivables Statement, the Sellers shall send to the Purchaser and the Escrow Agents their written objection within 15 days of their receipt of the Receivables Statement ("Receivables Objection Statement"). The Receivables Objection Statement shall detail specifically the items or items in the Receivables Statement with which Sellers do not agree. If Sellers do not object to the Receivables Statement in writing within 15 days of receiving it, Escrow Agents shall disburse from the Escrow Account the amount due to Purchaser, as set forth in the Receivables Statement and the balance of the Escrow Account shall be disbursed to the Collective Account. If the Purchaser owes any money to Sellers due to the amount of uncollected Accounts Receivable being less than the Bad Accounts Reserve, Purchaser shall pay the amount owed to Sellers in accordance with Section 1.7(c) of the Purchase Agreement. If the amount in the Escrow Account is not sufficient to pay the amount Sellers owe Purchaser due to the uncollected Accounts Receivables exceeding the amount of the Bad Accounts Reserve, Sellers shall pay the amount owed to Purchaser in accordance with Section 1.7(c) of the Purchase Agreement. If Sellers dispute the amount claimed by Purchaser in the Receivables Statement, Purchaser and Sellers shall attempt in good faith attempt to resolve their dispute in accordance with
Section 9 below.

     8.  Working Capital Loan.  During the term of this Agreement, the Purchaser
         --------------------
agrees to make working capital loans to the Company up to a maximum amount of Eight Hundred Thousand ($800,000) Dollars ("Loans"). The Loans shall accrue interest at the rate of eight percent per annum and shall be evidenced by a promissory note satisfactory to Purchaser having a provision allowing the entry of a confession of judgment upon default. The Loans plus any accrued interest shall be a liability of the Company and shall reduce the cash Purchase Price payable by Purchaser under the provisions of Section 1.7(b)(i) of the Purchase Agreement. If Closing does not occur due to the Closing Conditions not being satisfied within thirty (30) days from the date of this Agreement's date, the Loans and all accrued interest earned on the Loans shall be due and payable within ninety (90) days after written demand. The funds representing the Loans shall be lent by the Purchaser to the Company upon five days written notice. If Purchaser fails to consummate the Purchase Agreement, when required to do so, the damages incurred by the Sellers due to Purchaser's default may be offset against the Loans.

     9.  Disputes.  Escrow Agents shall not disburse the Escrow Funds or Closing
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Documents, if there is a dispute between the parties as to who is entitled to the Escrow Funds or Closing Documents. In the event of a dispute as to who should receive any Escrow Funds or Closing Documents, the parties shall have 30 days to resolve the dispute among themselves. If the parties have not resolved the dispute within the 30-day period, then upon request of any party to this


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

Agreement, such dispute or disagreement shall be settled by binding arbitration to be held under the rules of the American Arbitration Association in Philadelphia, Pennsylvania, pertaining to commercial disputes. A decision in any such arbitration shall be binding and conclusive upon all parties and may be entered of record with any court for enforcement. The award of the arbitrators shall not be appealable for any reason. It is hereby agreed that the parties in the arbitration proceeding shall be permitted to request by discovery those documents which have a bearing on the matter under arbitration and which are discoverable in accordance with the Judicial Rules then pertaining in the Federal court for the Eastern District of Pennsylvania. In any arbitration taking place under this Section 9, the arbitrator shall be:

     (i) any person selected by all parties to the dispute, if they all agree to the same arbitrator within ten (10) days after any party requests arbitration;

     (ii) if the parties do not agree to the same arbitrator, then a three-member arbitration board consisting of one person selected by Purchaser and one by Seller and a third person selected by the two arbitrators so selected, who shall act as chairman of the arbitration board.

     All fees of the arbitrators and other costs of the arbitration shall be borne equally by Sellers and Purchaser, except that the fees of each of the two members of the arbitration board who are selected individually by the parties to the dispute shall be borne separately by them, respectively. The arbitration award shall include all costs of the arbitration, including legal fees and costs of the party who prevails in the dispute.

     10.  Limitation of Liability.  The Escrow Agents' duties and
          -----------------------
responsibilities shall be limited to those expressly set forth in this Agreement. The Escrow Agents are not principals, participants or beneficiaries of any transaction underlying this Agreement and shall have no duty to inquire beyond the terms and provisions of this Agreement. Escrow Agents shall not be liable to anyone for damages, losses, costs, expenses or attorneys fees which Escrow Agents may incur as a result of any act or omission of Escrow Agents, except for Escrow Agents' own willful misconduct or gross negligence. Escrow Agents are acting as an accommodation for the parties to this Agreement. Except for damages, losses, costs, expenses or attorneys fees resulting from Escrow Agents' gross negligence or willful misconduct, Escrow Agents may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request or other paper furnished to Escrow Agents hereunder and reasonably believed by Escrow Agents to be genuine, to have been signed or presented by the proper party or parties and to conform to the provisions of this Agreement.

     11.  Information.  Escrow Agents shall provide any party to this Agreement
          -----------
with all information concerning the Escrow Funds, interest earned thereon, and notices received by Escrow Agents as are requested by a party.

     12.  Notices.  All notices or other communications required or permitted
          -------
hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to


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

be notified, postage prepaid and registered or certified with return receipt requested, by overnight commercial delivery service or by delivering the same in person to such party.

     (a) If to Purchaser or Sellers, as set forth in the Purchase Agreement.


     (b)  If to RMK, addressed as follows:
          Robert M. Kramer, Esq.
          1150 First Avenue, Suite 900
          King of Prussia, PA 19406

     (c)  If to MWN, addressed as follows:

          Richard Stevenson, Esq.
          100 Pine Street
          P.O. Box 166
          Harrisburg, PA 17108-1166


Notice shall be deemed given and effective the day personally delivered, the day received by overnight commercial delivery service and deposited in the U.S. mail addressed as above and sent first class mail, certified, return receipt requested, when actually received. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section 12.

     13.  Governing Law.  This Agreement shall be governed by and construed in
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accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

     14.  No Waiver.  No delay of or omission in the exercise of any right,
          ---------
power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

     15.  Captions.  The headings of this Agreement are inserted for convenience
          --------
only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

     16.  Severability.  In case any provision of this Agreement shall be
          ------------
invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.


     17.  Announcement.  Purchaser agrees not to make an announcement concerning
          ------------
this transaction until the earlier of being legally required to do so or the Closing Conditions being satisfied. Purchaser shall inform Sellers if it becomes legally required to make an announcement.

     18.  Construction.  The parties have participated jointly in the
          ------------
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means included, without limitation.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                       SELLERS:



                                       /s/  Richard G. Bender, Sr
                                       ------------------------------------
                                       Richard G. Bender, Sr.


                                       /s/  Alice L. Fields Bender
                                       ------------------------------------
                                       Alice L. Fields Bender


                                       /s/  Richard G. Bender, Jr.
                                       ------------------------------------
                                       Richard G. Bender, Jr.


                                       /s/  Karen L. Bender
                                       ------------------------------------
                                       Karen L. Bender


                                       /s/  Teresa A. Bender Miller
                                       ------------------------------------
                                       Teresa A. Bender Miller


                                       /s/  Lynetta K. Bender Mowery
                                       ------------------------------------
                                       Lynetta K. Bender Mowery


                                       /s/  Steven R. Bender
                                       ------------------------------------
                                       Steven R. Bender


                                       s/  Jeffrey L. Bender/
                                       ------------------------------------
                                       Jeffrey L. Bender


                                       /s/  Douglas R. Bender
                                       ------------------------------------
                                       Douglas R. Bender

                                       R & A Bender Property, Ltd.


                                       By:  /s/  Richard G. Bender
                                           -----------------------------------



                                       PURCHASER


                                       Eastern Environmental Services, Inc.


                                       By:   /s/  Louis D. Paolino, Jr.
                                            ----------------------------------


                                       ESCROW AGENTS


                                       Robert M. Kramer & Associates, P.C.


                                       By:  /s/  Robert M. Kramer
                                           -----------------------------------
                                                Robert M. Kramer


                                       McNees, Wallace & Nurick


                                       By:  /s/  Richard W. Stevenson
                                            ----------------------------------



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